UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2024
SWEETGREEN, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41069	27-1159215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3102 36th Street Los Angeles, CA	90018
(Address of Principal Executive Offices)	(Zip Code)
(323) 990-7040
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	SG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
On January 31, 2024, Sweetgreen, Inc. (the “Company”) appointed Rossann Williams as the Company’s Chief Operating Officer, effective February 5, 2024. In this role, Ms. Williams will have oversight for Field Operations, Operations Services and Innovation, Real Estate and Store Development, and Supply Chain.
Ms. Williams brings extensive experience in the restaurant industry and a deep expertise in operational strategy and execution. She has a proven track record in driving hypergrowth of global, iconic brands and leading teams to generate profitability.
Ms. Williams, age 62, previously served in a variety of executive roles at Starbucks Corporation from 2004 to September 2022, including President, North American Retail from March 2018 to September 2022; President, Starbucks Canada; and Senior Vice President, Global Talent Management, among other positions. At Starbucks, Ms. Williams’ responsibilities included developing the operational strategy for, and overseeing the operations of, approximately 16,000 Starbucks stores, as well as leading a team of more than 250,000 individuals. Prior to her tenure at Starbucks, Ms. Williams held several leadership positions at Blockbuster from 1999 to 2004, as well as at Toys “R” Us from 1992-1999.
In connection with her appointment, the Company entered into an agreement with Ms. Williams, setting forth the terms of her employment. Pursuant to the agreement, which will become effective on February 5, 2024, Ms. Williams will receive an annual base salary of $500,000, and will be eligible for an annual discretionary bonus with a target amount equal to 75% of her annual base salary based on the achievement of certain corporate and/or individual objectives and milestones that are determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company. Additionally, the agreement states that, subject to the approval of the Board or the Compensation Committee, Ms. Williams will receive a new hire equity grant consisting of (i) an option to purchase 300,000 shares of Class A Common Stock of the Company and (ii) an award of restricted stock units covering 100,000 shares of Class A Common Stock of the Company (collectively, the “Equity Awards”) subject to the terms of the Company’s 2021 Equity Incentive Plan. The Equity Awards are subject to vesting over a four-year period, subject to Ms. Williams’ continuous service with the Company, with 25% of the Equity Awards vesting on the first anniversary of the vesting commencement date and the remainder vesting thereafter in 12 equal quarterly installments. Ms. Williams is also entitled to a stipend of $175,000 to assist with her relocation. The agreement further provides that Ms. Williams will be entitled to receive certain severance benefits in the event her employment is terminated by the Company without cause or she resigns for good reason, provided she remains in compliance with the terms of the agreement, and conditioned upon Ms. Williams signing and not revoking a separation agreement and release of claims.
There are no arrangements or understandings between Ms. Williams and any other persons pursuant to which she was selected as the Company’s Chief Operating Officer. There are also no family relationships between Ms. Williams and any directors or executive officers of the Company, and Ms. Williams is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. We also anticipate that Ms. Williams will enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers.

Item 7.01 Regulation FD Disclosure.
On February 2, 2024, the Company issued a press release announcing Ms. William’s appointment as discussed in Item 5.02. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description
99.1	Sweetgreen Appoints Rossann Williams as Chief Operating Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEETGREEN, INC.

Dated: February 2, 2024	By:	/s/ Mitch Reback
Mitch Reback
Chief Financial Officer